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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Aralez Pharmaceuticals Inc. for the registration of 39,338,377 shares of its common shares and to the incorporation by reference therein of our reports dated March 11, 2015, with respect to the financial statements of POZEN Inc., and the effectiveness of internal control over financial reporting of POZEN Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Raleigh, North Carolina
December 11, 2015

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm